Exhibit 99.1

China Security and Surveillance Technology Inc.
Third Quarter 2006 Earnings
November 15, 2006

Operator:   Good morning. My name is Tiara and I will be your conference operator today. At this time I would like to welcome everyone to the China Security and Surveillance Third Quarter 2006 Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer period. If you would like to pose a question during this time, please press * then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you.

It is now my pleasure to turn the floor over to your host, Matthew Hayden of Hayden Communications. Sir, you may begin your conference.

Matthew Hayden:  Thank you, Tiara, and thank you to everyone who has joined us today for China Security and Surveillance Technology’s Third Quarter Earnings Conference Call. My name is Matt Hayden and our firm, AC International (sp?), handles the Company’s investor relations. We have a busy agenda today which will be slightly unconventional due to the fact that the 6-K just crossed the Edgar wires. So I will read through the press release which will then be released through the formal wires and a copy will be sent out in the next few hours. After that I’ll turn the call over to Terence Yap, the Company’s Vice Chairman, who will provide a detailed discussion of both third quarter and year-to-date results. In addition, given that this is our first conference call, Mr. Yap will provide an overview of the Company, its growth strategy and industry outlook for investors joining the call today.

Before we get started I’m going to review the Safe Harbor statement regarding today’s conference call. This conference call may contain forward-looking statements concerning China Security’s business. The actual results may differ materially depending on a number of risk factors including, but not limited to, general and economic and business conditions, new product development, installations, market acceptance, additional competition from the existing and new competitors, changes in technology and various other factors beyond the Company’s control. All forward-looking statements are expressly qualified in their entirety by this cautionary statement and risk factors detailed in the Company’s filings with the SEC. China Security undertakes no duty to revise or update any forward-looking statements through select events or circumstances after the date of this conference call.

With that out of the way, let me just check and see, Terence, do we have you on-line right now?

Terence Yap:  I am here.

Matthew Hayden:   Great. So, Terence just walked in and, you know, it’ll save me a long-winded reading, review of the press release so I’m going to actually go ahead and turn the call over to you to get started.

Terence Yap:  Thank you very much, Matt. Thank you very much, ladies and gentlemen. I have to apologize that myself and my Chairman and the rest of the team have been on the road so we’re just arriving (inaudible) early at 3:30 in the morning and have been moving around doing things. So if I’m not to my fullest of capacity by today, please forgive me.

Well, this is our first conference call, as Matt mentioned. We’d probably like to discuss about third quarter results and both our, to both our current shareholders and our new investors as well so I welcome you all to the conference call. I’d like to probably start by going over, through the, well the Company’s brief summary of what we are, what CSST is. We have built a business with the sole objective of becoming number one in the China Security and Surveillance market in China. We started going around buildings, the difference points of presence (sp?) throughout China who have since established the, one of the widest sales and distribution networks throughout China. We have the goal becoming a one, what we call a one-stop shop solution meaning a fully-integrated company for manufacturing, installation and maintenance of equipment for our customers. We also incorporate systems for engineering and network integrated service to our customers including computer installation along with ongoing maintenance. We have about 160 sales representatives leveraging on an extensive network of about 37 distribution points. We maintain at a very diversified customer base; not one customer actually represents more than 5% of our revenues. We currently operate a manufacturing facility about 60,000 square feet in Shenzhen and together with Beijing University we have set up a joint research and development plant (sp?) based in Shenzhen as well. It’s important to note that all patents coming out from this plant belong to the Company.

Being vertically integrated means we offer a truly complete solution which is extremely important as we go towards our goal of establishing more government projects because being a one-stop shop service provider accountability is a huge advantage. Now these are (inaudible) contact both government and corporate sites. Now, while the new business captures with the Shanghai telephone (sp?) improves our technological advantage and put an (sp?) offering to our market and to our customers. This acquisition is actually in the final stages of the state (sp?) approvals and I’ll provide more details later in the call. Now to put our growth in perspective, the Company announced $6 (sp?) million worth of revenues in ’04 and in ’05 we had about 32.7 million. Today we’re happy to report a record of about $43.4 million in (inaudible) revenues which is an increase in year-over-year by about 246% and accretive (sp?) of total 12 years’ performance in 2005.

Please allow me to take this opportunity to just briefly discuss about our financial performance of the third quarter. These results are unaudited and the financial performance is compared against the third quarter of last year. Revenues increased about 246% to 43.4 million. This, approximately nearly 5% of this revenue is in the third quarter released (inaudible) security system, installation and the remainder relates to the sales of parts which are relatively unchanged versus a year ago. There are several drivers that contribute to growth of this. First of all, as most of you have seen probably in China, the state ordinance (sp?) 458 was issued out at the 1st of March this year. Governments increased a lot of (inaudible) regulatory drivers initiated that’s helped us, our, facilitated (sp?) the growth of the market. Secondly, in ’06 we have also achieved a faster distribution channel and geographical reach which leverages our increasing brand recognition to help drive sales. Thirdly, consumers and cost, corporate customers are becoming economically empowered and both need and demand safety and security. Fourthly, the increased working capital has allowed the Company to be advantageous in winning new businesses and implementing against those contracts. It is also (sp?) worth noting that a first quarter is typically our strongest quarter from a seasonal perspective.

The breakdown of quarter is as follows: 24.4 million was deferred from contracts signed in the second quarter of this year; 14.3 million was revenue from contracts signed during the first quarter; 2.1 million from other revenues; and 2.6 million was revenues recognized from an acquired company, Shanghai (inaudible). The gross profit for the third quarter was approximately 12.9 million compared to 4.3 million last year with expected gross margins of 29.6 and 34.3 respectively. Gross margins decreased on a comparable basis as management made a conscious decision to lower prices on its key products to win new business in an increasingly competitive marketplace. Our operating expenses for the third quarter were 1.8 million which increased significantly compared to 0.3 million in expenses for Q3 of ’05. Selling and marketing, general and administrative and depreciation and amortization all increased versus last year as the organization grew to support a higher overall base of revenue. This also includes the cost of being a public listed company. Income from operations increased 175% to approximately 11.1 million as compared to 4 million last year. Operating margins for the third quarter ’06 were 25.5 versus 32.1 in the third quarter of ’05. Shanghai Chengfeng on a stand-alone basis carries a low margin in China Security and, thus, the impact (sp?) of margins of this quarter. Now this is mainly because Chengfeng (sp?) (inaudible) of retail sales while we provide solution-based which has generally much higher margins. The Company incurred an effective rate of 6.9% in the third quarter compared to 18.9 last year. Net income for the quarter was 10.5, that’s 213, sorry 213 (sp?)% increase compared to 3.4 reported in the year ago. The EPS for this quarter is approximately $0.70 versus $0.16.

Let me briefly explain how we record a new contract revenue. We are announced a new contract since (inaudible), sorry, excuse me, specifically as it relates to the sale of hardware, this contract will be put into backlog. A contract in which we sell hardware (inaudible) installation will be accounted for in the deferred revenue. As the project is completed the liability associated with deferred revenue will decrease and be recorded as reported (sp?) revenue. At the end of the third quarter backlog stood at 16.3 million which is down mostly from 17.5 million in the second quarter of ’06. Deferred revenue for the third quarter was 1.5 as compared to 17.5 million in the second quarter of this year as the Company considered several contracts previously included in deferred revenue.

Let me provide an update of the new businesses prospected (sp?). During the first quarter the Company signed 51 new contracts. The total value was approximately 32 million equating to approximately 630,000 per project. Twenty-four of those projects will be even finished or partially finished by the end of 2006 which totals to approximately 16.3 million and is accounted for in our previously discussed backlog. In addition, we announced two weeks a, the formation of new contracts when we signed approximately 10.7 million worth of new businesses, all which were finalized during the month of October and will be recognized during the fourth quarter. From a balance sheet perspective the Company reported 23.5 million cash equivalents compared to 2.3 million in December 31st of last year. Cash increased as a result of two placements (sp?) resulting approximately 22.5 million in net proceeds. Long-term debt was approximately 2.8 million as compared to none last year. Inventory increased substantially to 19.2 million from 5.3 million at the 31st December last year, nearly half of which were project raw materials and half was security and surveillance equipment. Management believes the increase in inventory is consistent with the Company’s gross (sp?) (inaudible). Current ratio was 2.92 to one. Working capital at the quarter end was 47 million. Shareholders’ equity on 30th September was 48.9 million representing an increase of 98.7% from the beginning of this year. The increase (sp?) to book value was slightly above $0.63 per share.

Subsequent to the quarter we announced the factoring, sorry, our (sp?) banking facility with China Construction Bank which will be, will help us to provide new receivable based (sp?) facilities as part of the Company’s effort in securing new contracts from the government’s safe city project initiative, a term that’s 311 projects, something we believe will be significant drivers for our business growth going forward. This facility was established to provide financing up to 80% of the total contract business among the projects which qualify under this initiative. While government customers will pay the difference back (sp?) to China Security, once agreed-upon (sp?) milestones are met throughout the implementation process. China Security will make periodic deposits with the China Construction Bank which, depending upon the specific project, will provide a maximum factoring capacity of five to ten times the amount deposited. This agreement is significant for the Company and is critical for us to both secure and execute the largest scale project which carry extended timeline in a sizeable working capital needs (sp?). Further, we believe this agreement provides us with a significant competitive advantage as the majority of competitors do not possess such resources and working capital to be effectively compete, win and execute on this large opportunity. Please allow me to add that currently we are the only company in China that has got this arrangement with any bank there.

Let me briefly summarize the financial results for the first nine months of 2006. Revenues increased 160% to 66.1 million from a year ago. Gross margins were 239.6 for the nine month period ending 30th June compared to last year of 34.3. Income from operations is approximately 17.1 million, an increase of 168% from a year ago with operating margins of 26.3 versus 25.6 million. Pre-tax income was 18 million, up 168% year-over-year. Effective tax rate for the month period, nine month period was 9.4% versus 12.4% in a year ago. Net income increased 177% to 16.3 million compared to 6 million equating to $0.70 (sp?) for EPS versus 28 EPS for each period, respective period.

Now that we have wrapped up the numbers, I would like to spend some time talking about our Company and the market in a bit more detail. I will start by discussing the corporate and capital structure. From a corporate structure standpoint, China Security and Surveillance Technology is a U.S. parent company which owns 100% of Golden Group. It bback (sp?), well we also have a bback company that owns the Hong Kong, CST Hong Kong (sp?) which in turn owns 100% of pending owning a high percent of Shanghai ChengFeng. The majority of our business in China is carried out through the name, Golden Group, which was founded in 2001 and has gained significant brand awareness and recognition. Our Company went through, went public through a reverse merger in 2005. We announced recently that the CSST BBI (sp?) merged with CSST Delaware (sp?) and the surviving entity is a new (inaudible) entity (sp?), something we believe will benefit the Company and our shareholders. On September 30th the Company had approximately 31 million of shares outstanding including all warrants and the enterprise gave (sp?) value given the current share price of $3.50 is approximately 241 million. There are currently about 1.8 million warrants outstanding with an average strike (sp?) price of approximately $4.20 per share. Insiders own about 46% of the Company. This year we completed two product placements which the Company net (sp?) as approximately 22.5 million in proceeds, through the issuance of 7.3 million share warrants. These have provided additional working capital plus necessary funds to facilitate the purchase of the Shanghai-based ChengFeng acquisition.

Driven by strong macro trends, key government initiatives and regulation we believe this is one of the most dynamic growth industries in China. More specifically, according to the China Public Security Guide (sp?) which is published by the China Security and Protection Industry, the market has grown more than 45% (inaudible) over the five-year period and is expected to reach about 33.2 billion by the year 2009. Presently, it is estimated that the video surveillance accounts for 40% of the entire market but it is estimated in the coming few years the increase of 60% of the overall market. Given its strength we expect the Company to, will also attract this general industry dynamic as our revenues move from current around 40% increment to 60% in the next four years. Although we believe our embedded priority software enables to enjoy solid monetary (sp?) contribution our propriety (sp?) enabled software, embedded software will help us to better capitalize on this shift (sp?) and our products will become more (inaudible) with better functionality and more sameness (sp?) into operability than other competitors products offered in the same marketplace.

We have several recently instituted public security (inaudible) and initiated which has created huge growth opportunities for our Company. It’s estimated that the collective cost of, to complete security-initiated for both the Beijing Olympics and the Shanghai World Fair which will earn (sp?) more than $12 billion. As part of this and the bigger picture, the Ministry of Public Securities 11th year (sp?), five-year plan and the CSPIA Institute, the 311 project which is a nation-wide initiative to enhance general safety security while improving public services throughout China city, cities and ultimately providing a fully-integrated regional and national surveillance and reporting network. The technology acquired through the purchase of Shanghai ChengFeng will help facilitate these important roll-outs as the software provides the improved functionality and portability (sp?). As part of the organized roll-out ultimately 660 cities which will deploy surveillance cameras and systems through highly trafficked areas including airports, train stations, government buildings, exits and entrances. In January the government began with the launching of several initial projects including (sp?) one piece (sp?). We view this collective opportunity as our largest totalling more than several billion and a potential future business. While we believe individual projects (sp?) will vary according to the size of the city, we anticipate wins will accelerate in 2007 and maintenance opportunities will provide further upside once the system is deployed.

During this year we have already won several face (sp?) city contracts and during the month of October alone, we have signed approximately $4.9 million worth of new business for (inaudible) city located in Guangxi province, (inaudible), a District of Shenzhen city, Shenzhen city (sp?) located in Guangxi province and Lianyungang city located in Jiangsu province. Another significant opportunity was talked about in the state ordinance 458 which was issued by the state council and went into effect on the 1st of March this year. This ordinance covers all entertainment venues and stipulates that all (inaudible) clubs, discos and cyber cafes, et cetera have to install video monitoring systems covering entrances, exits, main corridors and facilities, must keep security tapes on file for 30 days. There are more than 22 million registered entertainment halls which must be complied by the 1st of March, 2007. We do not know how vigorously these will be enforced but, clearly, it provides a catalyst for compliance and a key growth opportunity. As part of 458 Shenzhen City was an early adopter, earlier this year, as the local cyber cafe association instituted a partial, sorry a policy to include monitoring all 1,000 locations throughout the city. China Security has been a recipient of the initial contracts in Shenzhen. Today, we have signed more than 10 different cities in terms of this, the cyber cafes project related to the (inaudible) 458 ordinance throughout China. And this view (sp?), it is the (inaudible) driver as other cities began, begin to implementation similar to the, that of Shenzhen city.

Other growth opportunities come from both the private and public sectors and include security system installations at educational institutions, businesses, airports, government offices, public bus and railway transportation and traffic controls. We currently serve customers in many of these vertical markets. Builders, developers, property managers are also installing security (inaudible) systems on new, commercial and residential buildings. Lastly, the government has focused on the improving safety in the coal mines for workers. According to the state administrative for work safety there were more than 6,000 reported deaths in mines in 2005 alone. There are 24,000 coal mines in a total throughout the country and while controlled vision (sp?) is well underway, we believe at least half of these represent our target market. We will be refining, completing and testing (inaudible) and expect to (inaudible) business opportunities and beginning creation (sp?) during the second half of next year.

Now, I’d like to take a moment to walk through our product portfolio in more detail. Firstly, we have a stand-alone digital video recorder, a DVR. It’s targeted at smaller enterprises and comes pre-installed in a proprietary (inaudible) software. It’s scalable, has four to 16 ports and comes with advanced surveillance (sp?) capabilities. We typically utilize this for small businesses including (inaudible) casting (sp?). The embedded DVR is a (inaudible) product which utilizes four to 36 ports and it’s Windows, OS and web surf capable. This is used for community-wide installation and for large scale deployment projects such as the 311 initiative. The in-car DVR is targeted towards transportation management, mainly for buses, trains and cars. It comes with one to four ports and supports GPS and GPRS (sp?) application. (inaudible) cameras comes in multiple formats including sphere, infrared motion detectors, high resolution in black and white, all colors. These are networks with appropriate DVR for specific applications. Lastly, we also offer a wide range of accessories including compression cards, video capture cards. Most of these products are used in fully-integrated assemblies and installation projects for our customers.

On the 7th of July we announced the strategic acquisition of China Chong Qing, a digital technology company (inaudible), a leader in security surveillance software development and manufacturing in China. China Security agreed to pay approximately $50 million consisting of 7.5 million in cash and $7.5 million in restricted common stock which accretes to approximately 1.33 million in shares. Both cash and stock are issuable upon acquisition approval from the Shanghai Industry End Commerce Bureau (sp?) which the Company anticipates occurring in the next month. The software created by Chong Qing includes a security source integration management platform and a security integration platform. These modules help integrate hardware and software onto a single operating system which improves the overall management and functionality of the entire security system. Chong Qing also brings 22 distribution channels throughout China, further expanding our collective sales reach and improving our new cross-selling opportunities. These acquisitions have earned us apart from CSPIA and the Ministry of Public Security.

At the end of August this year we hosted a ceremony in Beijing for government officials in charge of the provincial security as well as local press and industry initiatives. In addition, China Security was named a preferred equipment supplier for the national safe city construction project which we believe will help drive further business opportunities and wins in this area. We announced that both Golden Group and Shanghai ChengFeng were awarded a position of the top 50 enterprises within the China security industry. A group of government agencies collectively voted in these awards which recognizes our achievements and the processing (sp?) accomplishments while further providing credibility and brand (inaudible) which facilitates our new business. Our revenue base is mainly driven from corporate and government customers in China which accounts for 50% and 40% of (inaudible) annual revenues respectively while the balance is accounted for customers from non-profit organizations which includes education institutions, hospitals, et cetera. Due to our broad distribution network revenues are extremely diversified from a geographical base and our collective customer base includes more than 100 customers served during the past year. On a (inaudible) 12-month basis revenue bring down (sp?) (inaudible) increment and product account for 40%; engineering for projects, planning and architecture and layout for 30%; software is 20% while maintenance accounted for 10%. We do expect the maintenance in terms of percent of contribution in absolute dollars to increase during the next few years which will improve margins.

As we recently changed auditors to fully comply with the U.S. GAAP accounting standards, our regular (sp?) regulation has changed. Revenues are now booked in accordance to the completion, sorry, in accordance to the delivery of equipment and to the determination of certainty of collection. In addition, orders are booked and converted into revenue within six months and frequently it is much sooner, especially if it relates on the sales equipment with no installation. So we have fairly good visibility going to specific (sp?) quarter. We believe that 311 and other large scale projects become complete our visibility going forward will further out, will go further out, will improve. As discussed, we have a large sales and service network which was recently expanded and improved through the acquisition of four key distribution companies in late September. These locations have been fully utilized points of distribution China Security but were previously owned by company insiders. These acquisitions (inaudible), it means (sp?) China Security will now improve revenue contribution (sp?) and control by maintaining 100% ownership of this location. Second, it eliminates the release of any potential future related party transaction which, from a public market standpoint, will provide all transparency.

We operate in a large, very fragmented market which is comprised of over 10,000 vendors. This provides us with opportunity to tactfully (sp?) pursue acquisition targets which are technology, distribution and/or service expertise and will complement our vertically integrated model. From a competitive standpoint on the domestic side, we’re three, we see three different types of players in our market. First, data product manufacturers who possess very strong technical know-how, elect (sp?) a sales network. Second, local distributors while positioned as middle-men only in specific cities and geographic areas which do not possess any (inaudible) capabilities. And third, the local contractors or system integrators (sp?). They possess strong local relationships with customers, provide good service, by and general have minimal technical know-how. This diverse landscape provides a substantial consolidation opportunity for industry leaders for a well-kept life (sp?) like China Security. This is not a benefit for us being the only U.S. public traded player. Local distributors and local contractors operate only within certain cities and since they tend to be smaller and under capitalized (sp?) it makes them, it makes them very tough to win and participate in government and large projects.

International competitors tend to focus on largest projects in (inaudible) cities which is not typically our primary focus, although we anticipate benefiting from the large dollars being spent to prepare for the Olympics and the World Fair in the subcontractor capacity. It is important to note that none of the smallest competitors are vertically integrated like China Security. We are truly competitive in all three segments and provide a single point of contact, end solution for many customers. We own industry-leading technology which is supported by an R&D partnership with Beijing University; we maintain a large diversified product line, own and manage our, a large sales network throughout nine regions with extensive key relationships and a large base of references of customers with both corporate and government. This has also helped us to facilitate approvals and permits and this (sp?) for larger scale government projects.

Supporting our organization is (inaudible) management team with expansive industry experience including Mr. Yan Xu Fong (sp?) who was recently appointed as the role of Chief Operating Officer and (inaudible) President and CO of ChengFeng since 2001. Dr. Chow (sp?), our CTO, has a PhD in engineering, previously served as Chair of (inaudible) video compression software engineer for (inaudible) and owns several patents related to this technology. Our Company is run by its founder, Mr. Tu Gorshen (sp?) who focussed on planning and restructuring of stated-owned enterprises and has been successful being an entrepreneur and is visionary for the past 14 years. Mr. Tu’s confidence in business was evidenced through the make-good provision agreement he signed with several institutional (sp?) investors. Mr. Tu placed 50% of his own personal shares in national account (sp?), allocating to approximately two million shares in total for 2006 and 2007 or 1 million, 1.02 million shares for each respectively. The make-good provision equates to the Company reaching 17.49 million and 34.1 million in net income for each respective year. If the Company does not reach these numbers, his shares will be allocated pro rata to the specified investors. While the Company is not prepared to issue formal guidance, we do feel comfortable and confident that we will attain the make-good for this year. We will provide incremental videos (sp?) on (inaudible) as we enter the new year.

In summary, China Security is operating in one of the largest and fastest growing markets in China. We are well capitalized and have improved access to working capital through the recent agreement with the China Construction Bank. We have a large install customer base to leverage and broad geographical distribution footprint. With a very large fragmented market we see a number of key acquisition opportunities and expect to announce additional deals during 2007. Regulatory and macro drivers, coupled with one of the largest vertically integrated product and service offering available, we expect to continue our growth trajectory by winning new businesses and gaining market share. This concludes our prepared comments. I’d like to take this opportunity to thank you for joining us today and more than hoping, happy to open the call for any questions.

Operator:   At this time I would like to remind everyone, if you would like to pose a question press * then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from Michael Tieu from Brean Murray Carret.

Michael Tieu:  Good morning, Terence. How are you?

Terence Yap:   Good morning, Michael. It has been gruelling, going on the road.

Michael Tieu:  Congratulations on the phenomenal quarter. I wanted to touch upon a little bit back to the revenue, where it came from. You broke it down; that was very helpful but I wanted to clarify for my own understanding. You have, you said there was 14.3 million from the third quarter booking and you had, you announced 32 million in total booking so does that imply that you have roughly about 17.7 million that are unrecognized from the new business signed in third quarter?

Terence Yap:   That’s correct. We have approximately 17., or 17.8, $17.7 million that will be carried forward to Q4.

Michael Tieu:   Okay. And, and then, now of that, how much do you expect to be recognizing in Q4 in terms of, you know, when do you think all those projects will be completed in Q4?

Terence Yap:   We expect all of them to be completed in Q4.

Michael Tieu:   Okay. And then with the new bookings in Q4, do you expect to also be completing most of that in Q4?

Terence Yap:   Yes.

Michael Tieu:   Or. Okay. So I know that you haven’t provided guidance but so far it sounds like, just through the end of October that you’re expecting all that to be completed. We’re looking at already about 28, 29 million in Q4? Does that make sense?

Terence Yap:   Absolutely. And that’s so the reason why we are absolutely confident that the previous pipe (sp?) investors will not be getting their share.

Michael Tieu:   Okay. On two margins, you know, gross margin you didn’t mention that it is the strategic initiative on your part to, you know, lower prices and to take more revenue market share. You know, first of all, does it require you, I mean given that the market is growing so fast, I’m trying to understand why is it that you need to lower prices to gain market share, number one? And number two, where do you think the growth margin can sustain going forward?

Terence Yap:   Well, with the two, two reasons. First of all, with sustained (sp?) company from the smaller vendors coming at a local level but, more importantly, because of our strategic decision to actually for bigger contracts. Now certainly for us to get these bigger contracts we need to actually sometimes offer preferential rates and prices and so that’s mainly the reason why we have been seeing a slight reduction in the gross margin. We anticipate that moving forward the gross margins will fluctuate approximately around 28%.

Michael Tieu:   28%?

Terence Yap:   Yes.

Michael Tieu:   Okay. And then as for the taxes, what do you think that’s going to be going forward? I mean that this quarter it seems like you only paid less than 7% taxes.

Terence Yap:   Right. (inaudible) 15% , that is probably going to be the tax rate for the full year.

Michael Tieu:   Okay. 15% on tax rate. So, therefore, you’re looking at about net margin of, in the, still in the 20% range? Or do you think that tends to fall a little bit below 20%?

Terence Yap:   No. We anticipate it to be about 22 to 25%.

Michael Tieu:   Net margin 22 to 25%. Okay. Great. And then on, to the competition, you mentioned that the international competitors, they compete mainly in the tier 1 cities so does that mean that for the city-wide initiatives in those big cities they, are they also competing for them, for those? And, you know, have you run into them in any other of the city-wide projects?

Terence Yap:   No. We have not run into them. They, we have not seen any competition from them. There are a couple of reasons for this. First of all, as I mentioned, the, under the 311 initiative the central government actually issued out this initiative but it boils down to the province, the city and the municipal to determine the size and the expanse of the installation. But more importantly, the city level and provincial levels, they have their own budgets to manage. Now the, every year naturally the budget increases about 10% but the budget, they have to spend it for other things like improving the works and other things so for them cost is a major issue. Being an international brand name company like Honeywell or GE, naturally their price is a lot, well 30, 50% or 30% higher than the local products so a, if there is a provider who provides you equipment at 50% cheaper price and their equipment is recognized by the government and approved by the 311 initiative, they will not hesitate to choose a local equipment provider.

Michael Tieu:   All right. I’ll get back on the queue. Thank you.

Operator:   Thank you. Your next question is coming from Albert Lee from Maxim Group.

Albert Lee: Hi.

Terence Yap:   Hi, Albert.

Albert Lee:  How are you doing? The ChengFeng acquisition, I was wondering whether or not you could maybe break down what the, well what the run rate was, revenue run rate was for them? I guess they contributed about, what 2.5 million for this quarter. I mean how can we kind of look at this as a contributor going forward? You know, 2.5 million, I mean it adds 22 points of distribution for you guys. Can you kind of elaborate a little bit more on how you see this acquisition contributing?

Terence Yap:   Well.

Albert Lee:   In terms of revenue?

Terence Yap:   Well in terms of revenue right now it’s not that significant because the Company is still growing and so moving forward, we anticipate that the revenues will probably contribute about 5 to 10%.

Albert Lee:   Five to 10% of, Okay.

Terence Yap:   But more importantly, like as we mentioned before, in the beginning.

Albert Lee:   Yes.

Terence Yap:   It’s really a strategic decision. We want to be a number one position in the market right now. It has provided us with a lot of consolidation (inaudible) and it’s got a real good brand name in China.

Albert Lee:   Mm-hmm.

Terence Yap:   And that’s one of the main reasons why we have kept the Company as it is, renamed the Company as Shanghai Cheng Feng Digital. More importantly, it has enabled the Group as a whole to provide a much more comprehensive solution to our customers. So this will definitely help us as a group in terms of ramping up the business opportunities.

Albert Lee:   Okay. So initially it should, you said it, weigh down. I guess the margin characteristics are a bit lower. Can you, is it, I guess, well below the 28% that you guys are doing?

Terence Yap:   You mean Shanghai ChengFeng?

Albert Lee:   Yes.

Terence Yap:   Yes. Mainly because they are in product sales.

Albert Lee:   Distribution, right.

Terence Yap:   Right. I mean, and actually in all distribution you cannot really mark-up that much. I mean the general mark-up (sp?) about 15%, et cetera, 15, 20%.

Albert Lee:   Okay. But as you push this new product through, I mean, ultimately since you had the points of distribution already, the scales look kind of, you know, kind of be (sp?) the scales should start kicking in, the margins should improve over time. Is that the idea?

Terence Yap:   Right.

Albert Lee:   That you guys have? Okay. Okay. Great. Thanks.

Operator:   Thank you.

Terence Yap:   Thank you.

Operator:   Your next question is coming from William Haus from The Pinnacle China.

William Haus:   Sorry, guys. I didn’t put it, myself into the queue. No questions.

Operator:   Thank you. Your next question is coming from Oz Tangun from Patara Capital.

Oz Tangun:  Good morning. Great quarter.

Terence Yap:   Hi, Oz. Thank you.

Oz Tangun:  Great results. Congratulations. Just wanted to clarify the comment, the 32 million contracts that were signed, were signed in the third quarter, right?

Terence Yap:   That’s right.

Oz Tangun:   Okay. So, and the 10.7 million was just in October so the remaining 17.7 and 10.7 will get to around 28 but if you sign more deals in November or December and complete some of them that should hopefully help you get, come (sp?) more deals?

Terence Yap:   Yes. Absolutely.

Oz Tangun:   And in terms of, in terms of the acquisition, you guys, are you fully integrated? Everything go Okay with ChengFeng?

Terence Yap:   Yes, we are. And, in fact, Mr. Yang is now looking after the whole operation of the whole group as well. Mr. Tu used to be running around the whole shop and the whole country; now it’s Mr. Yang’s turn and this has freed Mr. Tu to look at the overall group-wide strategy so it has certainly helped us a lot.

Oz Tangun:   Sounds great. And then in terms of the city-wide security projects, what is kind of the sales cycle there? How long does it take by the time, you know, you start getting in touch and, you know, the bidding process and all that stuff?

Terence Yap:   Right. It varies according to city and area. It also depends on the decision-making process of the city. Now it varies from a month to six months. And in some of the projects we have received.

Oz Tangun:   Mm-hmm.

Terence Yap:   Recently, these are less, well about a month. But, of course, it’s because, mainly because we have been actively pursuing them, you know, talking to the right people at the right level.

Oz Tangun:   Sure. And I guess, is it fair to think that you guys don’t have a capacity issue in that if you do get a major, let’s say a city-wide project, you will be able to accept it and complete it and now with the financing you should be able to do that, I mean all aspects of it, right?

Terence Yap:   That’s right. I mean with the arrangement with the China Construction Bank, basically is ours to increase our working capital to a great extent.

Oz Tangun:   Thank you very much. Great quarter.

Terence Yap:   Thank you very much.

Operator:   Thank you. Your next question is coming from James Fuld from Fuld Corporation.

James Fuld:  Terrific quarter, guys. Two questions. One, you mentioned you have new accountants. Has, when did they come on board? And did any of their change of treatment of revenue recognition impact the third quarter? Or will it impact the fourth quarter?

Terence Yap:   Okay. I’ll answer your first question first. Yes, we actually appointed GHP Hollith (sp?) the beginning of this year. There are changes to revenue recognition policy and that’s why there is a huge deferred income from the second quarter to the third quarter of about $24.4 million. Now moving forward, we have made all necessary adjustments and we don’t think that there’ll be any issues coming up from revenue recognition.

James Fuld:   But will you be able to recognize the revenue as you ship it? Or do you have to wait until the receivables are collected?

Terence Yap:   We are able to recognize it when the, when the customer signs a statement that, yes, the aesthetic (sp?) completion of the project.

James Fuld:   So you can’t.

Terence Yap:   (inaudible)

James Fuld:   You can recognize it before payment is received?

Terence Yap:   That’s right.

James Fuld:   Good. Lastly, is there any seasonal nature to your business? And, if so, why?

Terence Yap:   Absolutely. We have the first half of the year is usually what we call the quieter period.

James Fuld:   Yes.

Terence Yap:   There are two main reasons. First of all, there’s the Chinese New Year which happens in the first quarter of the year. China’s new year is a major holiday in China whereby everyone celebrates with their family and basically businesses and factories are closed and no government official or even corporate management will make any decisions. The second major holiday is actually the 1st of May labor holidays which happens in the second half of the year, sorry, the second quarter of the year so given this too, historically we also the first half of the year as the quieter period for us.

James Fuld:   Thank you very much.

Terence Yap:   Thank you.

Operator:   Thank you. Your next question is coming from Peter Siris from Guerrilla Asset.

Peter Siris:  (inaudible), Terence.

Terence Yap:   Hi, Peter. Good morning.

Peter Siris:  I want to understand the implications and the opportunities in this city program that the government introduced. I have a couple of questions about it. First, is there any way to estimate or guestimate how big that program could be on a national basis? Because I mean if every city has to put surveillance on every street corner, that, a) that’s got to be a large number, right?

Terence Yap:   Yes.

Peter Siris:  Any way to quantify what that could be in the market as a whole?

Terence Yap:   Right. Just to give you an idea, we envisaged that each city will probably be about $30 million U.S. There are currently about 660 cities in China so that gives us an addressful (sp?) market opportunity of about $20 billion.

Peter Siris:  Okay. Now, as you start to address this opportunity and it, now I want to understand this bank thing for a second. As you start to address this opportunity, the cities, unlike somebody who would pay immediately, the cities are going to take, could take three years to pay by the time they’ve finished, right?

Terence Yap:   Well, it could take three to five years.

Peter Siris:  Five years.

Terence Yap:   Depending on the financial capability of the city or municipal.

Peter Siris:  Now, if I’m a city and I sign a contract and I’m going to take three to five years, do I pay interest on that or anything? Or I just pay?

Terence Yap:   Well they just pay. Well, for us because I mentioned before as well the budget constraints, it’s not that the city doesn’t have money, they have money and they are credible, if they to pay they’ll pay. But the problem is that it may take some time for them to pay. Through our arrangement with the construction, China Construction Bank, what we effectively have done is that we have helped the city, municipal or the provincial government to reduce all or eliminate this financial contract allowing them to pay by instalments and yet from our point of view it has so reduced our AI (sp?) and also improve our working capital.

Peter Siris:  Well in other, the China Construction Bank is basically financing the city?

Terence Yap:   Correct.

Peter Siris:  The government is financing the government, is in essence what’s happening there?

Terence Yap:   That’s right. That’s right.

Peter Siris:  Okay.

Terence Yap:   So the interest payments actually, well depending on the pricing of the deal, depending on the actual contract, mostly it may be paid by the government.

Peter Siris:  Now if I’m a little guy in a little hill (sp?) in a city or a middle-sized guy in a city, I’m probably not going to be able to cut a deal with the China Construction Bank, right?

Terence Yap:   Absolutely.

Peter Siris:  So that means if I’m a little guy in a city, I’ve got to be looking to somebody like you. If I have a contact, let’s say my brother is the mayor of the city, I got to come to you to do a deal like that because I’m not going to be able to finance three to five years of receivables?

Terence Yap:   Absolutely.

Peter Siris:  Now are you finding guys starting to knock on your door saying, hey, we’ll joint venture this with you or buy us or something like that?

Terence Yap:   Well we have been working with a lot of local partners. I mean naturally China is such a huge country we cannot be in every street corner of, you know, every single relationship. We have been working with partners who may have received a certain contract due to the relationship with the mayor’s son or whoever. But they are unable to finish up the project so we do a deal with everybody (sp?). We, they outsource the whole contract to us totally and we support them in terms of finishing off the agreement, et cetera. So there are projects like this available.

Peter Siris:  Okay. And then, just to follow-up on what the last gentleman was asking. If you sign a contract to do let’s say, Wongxo (sp?) and the, let’s say you got a big contract, the whole city, a contract might take how long to implement from beginning to end?

Terence Yap:   Well it’s hard to say but the, depending on the size of the deal, it would take from probably two to three months to maybe a year depending on whether it’s a huge, huge contract or not.

Peter Siris:  Okay. So going to the new revenue recognition, am I correct in assuming that as I look at your numbers the sales that I want to look at and receivables I want to look at contracts in place that there will be a lag? As good as the sales are now, that there will be a lag between the, all the work that you’re doing will be recognized in the bigger projects later than sooner, is that reasonable?

Terence Yap:   You mean if the contract is 10, $20 million we’ll be recognizing the contract later, or?

Peter Siris:  Right. In other words, if you start a contract, I just want to make sure I understand this revenue recognition, if you started a contract, if you got a contract for $10 million to do, you know, Shian (sp?) and, or $30 million to do Shian and it was going to take a year to finish, you would not, you would not record that $30 million until you had finished the contract even though you could have done 90% of the work?

Terence Yap:   No. What we would usually do is this, well what we kind of do is this, that it will be broken up into phases.

Peter Siris:  Okay.

Terence Yap:   So that, no, it would not hold up our working capital (inaudible).

Peter Siris:  So the phases would be, but when you, when you finish installing a phase, that’s when you record it as revenue? I just want to make sure I’m understanding the revenue recognition.

Terence Yap:   Right, right.

Peter Siris:  And that’s correct?

Terence Yap:   So sorry, can you say that again please?

Peter Siris:  In other words, when you finish a, you can only record the revenue recognition when you finish a particular phase?

Terence Yap:   Right. Because the, under the recognition policy, now as far as the customer signs off at a particular level then we can recognize it.

Peter Siris:  Great. Well it’s a, please extend my congratulations to everybody in the Company. Thank you.

Terence Yap:   Thank you.

Operator:   Thank you. Your next question is coming from Michael Tieu from Brean Murray Carret.

Michael Tieu:   Hey, guys. Just a quick follow-up. Now, you know, everything is looking really good and I don’t want to be a party pooper but I just have to ask this question on cash flows. You know, you have roughly 11 million in net income for the quarter, cash flow from operations is negative and I know that you have to build up inventories and the accounts receivables and all that but can you give us a sense of, you know, what will be the nature of cash flows going forward? I know a lot of people are still focused on cash and, you know, I think that that would be very helpful if you could give us some color on that?

Terence Yap:   Well, right now, well potential is probably, well in most (inaudible) is actually increasing our inventory and also there may be some opportunities for us to do some acquisitions as well. We have an increasing AR, that’s one thing. But certainly for, by ’07 we look towards improving the cash flow position of the Company.

Michael Tieu:   Right. But I mean if you look at your inventory it went up, you spent almost 13 million on cash flows for inventory build-up. Maybe you could just kind of give us a better feel for what is it that you have to buy and store, you know, that requires that much cash in one quarter?

Terence Yap:   Well mostly raw materials. I mean we, in our manufacturing facility, I mean most, the most biggest portion, pipe (sp?) actually the chip sets (sp?) that we buy from Sony or Texas Instruments or Philips. Now it’s important to know that these items are the key components for the camera system. Now we know that it’s difficult and the demand for the chip sets now because it’s widely accessible (sp?) for mobile phones to cameras to digital cameras, et cetera, so in anticipation of the demand moving forward we decided to build up inventory for this.

Michael Tieu:   Okay. And these inventories, do they have a limited shelf life? In other words, are they perishable? Or do they, are they fairly, you know, stable?

Terence Yap:   Well for the chip sets they’re fairly stable.

Michael Tieu:   Okay. All right. And on the city-wide wins, I know that you mentioned these big wins but I, it seems like they’re still on the pilot stage.

Terence Yap:   Yes.

Michael Tieu:   So the question is, when do you expect, you know, to, these projects to move from pilot to the full deployment stage where you really get the big, big uptick in the contract sizes?

Terence Yap:   Well we expect it in ’07, next year.

Michael Tieu:   Okay. Okay. All right. Good. Thank you. That’s all I have.

Matthew Hayden:   Thanks, Michael.

Operator:   Another (sp?) from William Haus from The Pinnacle China.

William Haus:  Hi, Terence. I do have a question now. First, congratulations on a good quarter. Second, on the city-wide surveillance projects, just want to follow-up on Peter’s comments. So it sounds like 661 cities and I think you mentioned $30 million U.S. per city so that could be in minimum a $20 billion opportunity, does that sound like the right number?

Terence Yap:   Yes.

William Haus:  Okay. And I know you have a, you talked a bit about the China Construction Bank. How are you positioned as an organization? Or how do you feel your position to take advantage of these opportunities vis-à-vis some of the competition? I know you talked a bit about it but.

Terence Yap:   Well I think it’s, we are in a highly advantageous position because, first of all, we are the only company in China that’s got this facility. Now our competitors, none of them are listed. In the U.S. some of them are listed in Singapore but they’re not as capitalized as us. If you are a small company there’s no way, absolutely no way for you to take on a big project like this in terms of the cash flow, you know, to sustain such a project so we feel that we are in a very, very good position to capture a lot of them. More importantly, we have really started to implement approximately 10 of this city installation and we also recently announced that the, under the 311 initiative, our equipment and China (sp?) in terms of the equipment have been approved by the government for the installation so this gives us a lot of itch (sp?).

William Haus:  Okay. So on the project 311 the national distribution you have, the reference sites, the capital, access to capital that you have and the fact that the products are government approved, those sort of give you a leg up in your mind?

Terence Yap:   Absolutely.

William Haus:  Well that’s great, Terence. Congratulations again on a great quarter.

Terence Yap:   Thank you.

Operator:   Thank you. Your next question is coming from Peter Delgado from Threshold Capital.

Peter Delgado:  Hey, good morning, guys. Congratulations on a great quarter. I’m just curious as obviously you guys have really put yourself on the map with your latest results. Have you guys considered moving from the OPC (sp?) bulletin board into another exchange to garner some more institutional interest?

Terence Yap:   Absolutely. We actually applied for annex (sp?) listing in February this year but the aggressional (sp?) why we did it was because back then our share price was only about $2.50 (sp?) but since then we have sorted off (sp?) different views and opinions for, from different investors and we do listen to them, especially, and right now management is now considering applying for NASDAQ instead and I think we should have the necessary qualifications. So we will be reviewing with our lawyers now the registration is complete and now that we have changed our domestication (sp?) from the (inaudible) to the U.S. dollars so (sp?).

Peter Delgado:  Great. That sounds great. Congratulations, guys.

Terence Yap:   Thank you.

Operator:   Thank you. There are no further questions at this time. I would like to turn the call back over to Mr. Terence Yap for any closing remarks.

Terence Yap:   Well thank you very much, gentlemen, for this opportunity. It’s the first conference call for our Company and I look forward to holding another conference call in the next quarter and thank you, once again. I apologize once again for the, for us being on the road and it’s been pretty gruelling for us so thank you very much.

Operator:   Thank you. This concludes today’s China Security and Surveillance Third Quarter 2006 Earnings Conference Call. You may now disconnect your lines at this time and have a wonderful day.